 Exhibit 99.1

FOR IMMEDIATE RELEASE
SEPTEMBER 29, 2010

CHESAPEAKE ENERGY CORPORATION TO HOST 2010 INSTITUTIONAL
INVESTOR AND ANALYST MEETING

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 29, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced it will host its 2010 Institutional Investor and Analyst Meeting on Wednesday, October 13, in Oklahoma City, OK.

The meeting will be webcast live on Chesapeake’s website from 9:00 am EDT to 3:00 pm EDT on Wednesday, October 13.  The webcast and presentation material can be accessed by going to Chesapeake’s website at www.chk.com and selecting the “Events” subsection of the “Investors” section on the website.  The replay of the webcast will be available on the website approximately two hours after the conclusion of the event and will be accessible for two weeks.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com.